Exhibit 99.1

Alcoa Corporation Announces Intention to Redeem in Full $500 Million of 7.00% Notes due in 2026

PITTSBURGH--(BUSINESS WIRE)--August 31, 2021--Alcoa Corporation (NYSE: AA) today announced that its wholly-owned subsidiary, Alcoa Nederland Holding B.V., has issued a notice to redeem all $500 million aggregate principal amount of its outstanding 7.00% notes due in 2026.

The notes will be redeemed on September 30, 2021. The redemption price of the notes will be equal to 103.500% of the principal amount of the notes, plus accrued and unpaid interest to but not including the redemption date.

The redemption will be funded using cash on hand. Alcoa Corporation’s cash balance at June 30, 2021 was $1.65 billion.

About Alcoa

Alcoa is a global industry leader in bauxite, alumina and aluminum products and is built on a foundation of strong values and operating excellence dating back 135 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since inventing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability and stronger communities wherever we operate.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. Alcoa does not incorporate the information contained on, or accessible through, its corporate website into this press release.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Alcoa Corporation’s filings with the Securities and Exchange Commission. Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Contacts

Investor Contact:
James Dwyer
412-992-5450
James.Dwyer@alcoa.com

Media Contact:
Jim Beck
412-315-2909
Jim.Beck@alcoa.com

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